Exhibit 99.7
Redx and Jounce Announce Recommended Business Combination
Combined group will have a strong clinical pipeline and proven expertise in the discovery and development of highly selective therapeutics for the treatment of cancer and fibrotic disease
RXC007, a next-generation selective ROCK2 inhibitor, to lead clinical pipeline; portfolio to include discovery projects from both Redx and Jounce
Combined group to be called Redx Inc. listed on Nasdaq under the ticker REDX and led by Redx CEO Lisa Anson with cash runway into H2 2025

Alderley Park, UK and Cambridge, Mass. USA 23 February 2023 Redx Pharma (AIM: REDX) and Jounce Therapeutics, Inc. (Nasdaq: JNCE) today announce an unanimously recommended Business Combination of the two companies via a proposed all share merger transaction. Redx is a clinical-stage biotechnology company focused on the discovery and development of novel, small molecule, targeted therapeutics for the treatment of cancer and fibrotic diseases and the emerging area of cancer-associated fibrosis. Jounce is a clinical-stage immunotherapy company, dedicated to transforming the treatment of cancer by developing therapies that enable the immune system to attack tumors and provide long-lasting benefits to patients through a biomarker approach. The Business Combination will create a transatlantic organization with proven expertise in both small molecule drugs and biologics, and a clinical pipeline with multiple value inflection points in the near and medium term.
The combined group’s highest priority will be the development of RXC007, a next-generation selective ROCK2 inhibitor, which is currently being assessed in a Phase 2a study in idiopathic pulmonary fibrosis (IPF), with topline data expected in Q1 2024. ROCK2 inhibition is now a commercially validated target with potential in multiple disease areas, following the recent US FDA approval and launch of the first drug with this mechanism of action. In addition to the ongoing clinical development plan in IPF, Redx has also generated supportive preclinical data that highlights the broad potential of next-generation ROCK2 inhibitors across a number of fibrotic indications where there remains a significant unmet need, which supports potential development opportunities in other interstitial lung diseases and cancer-associated fibrosis. Additionally, RXC004 is being developed as a targeted treatment for Wnt-ligand dependent cancers and is progressing through Phase 2 trials, and RXC008, a GI-targeted ROCK inhibitor for fibrostenotic Crohn’s disease, is expected to enter clinical development in H1 2024.
Lisa Anson, Chief Executive Officer, Redx Pharma commented: “By combining Redx’s proven track record in small molecule drug discovery and development with Jounce’s expertise in biologics and immunotherapy, we will establish a world-class biotech company with a robust pipeline, aimed at developing therapeutics for cancer and fibrotic disease. RXC007, our next-generation ROCK2 inhibitor, will lead the clinical pipeline, and we will now further investigate opportunities for this asset in cancer-associated fibrosis and other interstitial lung diseases. While the majority of the combined group’s operations, and its headquarters, will be at Alderley Park in the UK, we believe that listing solely on Nasdaq is the most efficient way to enable us to access a deep pool of risk capital and engage with specialist global investors to support our future growth.”
Richard Murray, Ph.D., Chief Executive Officer and President of Jounce Therapeutics commented: “I am very proud of the work we have achieved at Jounce and today’s news is testament to the accomplishments of our team’s efforts. We are pleased that many of our employees will join the combined group and continue to focus on bringing much-needed alternatives to patients. Additionally, we are pleased that Redx will continue to advance certain of our early discovery programs. With a focus on cancer and fibrosis, and a strong scientific basis for discovery and development programs in those areas, we believe that the new company will be well positioned to succeed.”

At the time of the completion of the Business Combination, Jounce is expected to have around $155m of cash and cash equivalents, which net of any tail and closing costs results in at least $130m in cash and cash equivalents available to the combined group. Together with Redx’s expected cash at completion would provide the combined group with cash runway into H2 2025. Based on Redx’s fully diluted market capitalization of £244m ($294m) as at the Last Practicable Date and Jounce’s expected cash and cash equivalents at the time of completion, this implies a market value for the combined group of $425m, before taking into account the value of Jounce’s existing clinical and non-clinical stage programs.
This announcement follows the earlier news1 that Jounce plans to reduce its workforce by approximately 57%. After completion of the transaction, around 47 Jounce employees will be retained by the combined group at a research and development base in Massachusetts, USA and will bring complementary expertise in biologics and immuno-oncology. Jounce’s clinical programs will not be pursued in-house beyond the currently ongoing studies.
Management and Organization
Named Redx Inc., the combined group will be solely listed on Nasdaq in the US under the ticker symbol REDX. Led by current Redx CEO Lisa Anson, Dr Jane Griffiths current Redx Chair will become the non-executive Chair of the combined group; with the Board including representatives from both Redx and Jounce, in line with the relative shareholding percentages. The combined group will be headquartered at Alderley Park, UK, with a drug discovery and clinical development team in Massachusetts, USA.
About the transaction
Under the terms of the Business Combination, Redx Shareholders shall be entitled to receive 0.2105 Jounce Shares in exchange for each Redx Share (the “Exchange Ratio”). Jounce intends to conduct a reverse stock split of Jounce Shares in conjunction with the Business Combination, with a ratio of one new share for every five outstanding shares of Jounce. A reverse split is a share exchange transaction, without any impact on the amount of the share capital: only the number of outstanding shares is modified. If the Reverse Stock Split is approved by Jounce Shareholders, the Exchange Ratio will be adjusted to 0.0421 Jounce Shares in exchange for each Redx Share.
Immediately following completion of the Business Combination, including conversion of the Redx Convertible Loan Notes, Redx Shareholders are expected to own approximately 63% and Jounce shareholders approximately 37% of the share capital of the combined group.
The Business Combination is expected to be implemented by way of a Scheme of Arrangement (“Scheme”) of Redx under Part 26 of the UK Companies Act, immediately preceded by a merger transaction between RM Special Holdings 3, LLC, an entity controlled by Redmile, and Jounce and its affiliates (the “Redmile Merger”), which together will result in Jounce owning the entire issued and to be issued ordinary share capital of Redx. Further details of the Redmile Merger and the ability for eligible Redx Shareholders to request that their Redx Shares be transferred to Jounce via a similar merger structure are set out in the Rule 2.7 announcement.
In connection with the Business Combination, a non-transferrable Contingent Value Right (“CVR”) is expected to be distributed to Jounce Shareholders that held Jounce Shares prior to completion of the Business Combination and holders of Jounce Share Awards immediately prior to completion of the Business Combination comprising vested options, relating to certain existing Jounce clinical and non-clinical stage programs. The CVRs shall entitle the relevant Jounce Shareholders to receive, on a pro rata basis, subject to certain terms and conditions, 80% of the net proceeds resulting from any sale, transfer, disposition, spin-off, or license of certain assets relating to such programs that is consummated within one year following the Business Combination, subject to one six-month extension term in certain limited circumstances, as set forth in the CVR Agreement.
1 https://ir.jouncetx.com/news-releases/news-release-details/jounce-therapeutics-announces-restructuring

The Boards of both Redx and Jounce have unanimously recommended that shareholders vote in favor of the Business Combination. In connection with the Business Combination, Jounce has received irrevocable undertakings from Redx Shareholders who together own 76.6% of Redx’s share capital as of 22 February 2023 (excluding the Redx shares held by RM3) and RM3 has entered into the Redmile Merger Agreement conditional on the Court sanctioning the Scheme and will receive the same Exchange Ratio. Both Redmile and Sofinnova have agreed to convert all the Redx Convertible Loan Notes held by them respectively as part of the transaction. Redx has also received voting and support agreements in respect of Jounce shares, representing, in aggregate, approximately 21.3% of the issued and outstanding share capital of Jounce. Full details of the undertakings and voting and support agreements are contained in the Rule 2.7 announcement.
It is expected that the Business Combination will complete during the second quarter of 2023, subject to satisfaction or waiver of the Conditions including approval of the Scheme by Redx Shareholders, Jounce Shareholder approvals, and customary regulatory approvals.
Defined terms have the meaning given to them in the Rule 2.7 announcement. Additional details on the Business Combination are available in the Rule 2.7 announcement which is available at www.redxpharma.com/investor-centre/ and in the Investors and Media section of Jounce’s website at www.jouncetx.com.
Conference Call and Webcast
Jounce and Redx will host a live conference call and webcast today at 08:00 ET/13:00 GMT. To access the conference call, please register here [https://webcast.openbriefing.com/redx-jounce/] and please be advised to do so at least 10 minutes prior to joining the call. The live webcast can be accessed under “Events & Presentations” in the Investors and Media section of Jounce’s website at www.jouncetx.com and on the investor section of Redx’s website at www.redxpharma.com/investor-centre/presentations-analyst-reports-documents-and-videos/. The webcast will be archived and made available for replay on Jounce and Redx's websites approximately two hours after the call and will be available throughout the offer period thereafter.

For further information, please contact:

Redx Pharma Plc	T: +44 (0)1625 469 918

UK Headquarters
Caitlin Pearson Head of Communications
ir@redxpharma.com

Lisa Anson, Chief Executive Officer

US Office
Peter Collum, Chief Financial Officer

Centerview Partners UK LLP (Financial Adviser to Redx)	T: +44 (0) 20 7409 9700
Richard Girling/ Hadleigh Beals/ Alex Elias

SPARK Advisory Partners (Nominated Adviser)	T: +44 (0)203 368 3550
Matt Davis/ Adam Dawes

WG Partners LLP (Joint Broker)	T: +44 (0)203 705 9330
David Wilson/ Claes Spång

Panmure Gordon (UK) Limited (Joint Broker)	T: +44 (0)207 886 2500
Rupert Dearden/ Freddy Crossley/ Emma Earl

FTI Consulting (Financial Communications Adviser)	T: +44 (0)203 727 1000
Simon Conway/ Ciara Martin

Jounce Therapeutics, Inc.
Kim Drapkin/Eric Laub ir@jouncetx.com	T: +1-857-259-3840

Cowen (Financial Adviser to Jounce)	T: +1-646-562-1010
Tanya Joseph / Erik Schuchard / Giles Roshier	T: +44 (0)203 011 0460

Stern Investor Relations (Adviser to Jounce) Julie Seidel	T: +1-212-362-1200

About Redx Pharma Plc
Redx Pharma (AIM: Redx) is a clinical-stage biotechnology company focused on the discovery and development of novel, small molecule, highly targeted therapeutics for the treatment of cancer and fibrotic disease and the emerging area of cancer-associated fibrosis, aiming initially to progress them to clinical proof of concept before evaluating options for further development and potential value creation. The company’s lead fibrosis product candidate, the selective ROCK2 inhibitor RXC007, is in development for interstitial lung disease and commenced a Phase 2a trial for idiopathic pulmonary fibrosis (IPF) in October 2022. Redx’s lead oncology product candidate, the Porcupine inhibitor RXC004, being developed as a targeted treatment for Wnt-ligand dependent cancers, commenced a Phase 2 programme in November 2021. Redx’s third drug candidate, RXC008, a GI-targeted ROCK inhibitor for the treatment of fibrostenotic Crohn’s disease, is progressing towards a CTA/IND application at the end of 2023.
The company has a strong track record of discovering new drug candidates through its core strengths in medicinal chemistry and translational science, enabling the company to discover and develop differentiated therapeutics against biologically or clinically validated targets. The company’s accomplishments are evidenced not only by its two wholly-owned clinical-stage product candidates and rapidly expanding pipeline, but also by its strategic transactions, including the sale of pirtobrutinib (RXC005, LOXO-305), a non-covalent (reversible) BTK inhibitor now approved by the US FDA for adult patients with mantle cell lymphoma previously treated with a covalent BTK inhibitor, and AZD5055/RXC006, a Porcupine inhibitor targeting fibrotic diseases including IPF, which AstraZeneca is progressing in a Phase 1 clinical study. In addition, Redx has forged collaborations with Jazz Pharmaceuticals, which includes JZP815, a pan-RAF inhibitor developed by Redx which Jazz is now progressing through Phase 1 clinical studies and an early stage oncology research collaboration.
To subscribe to Email Alerts from Redx, please visit: www.Redxpharma.com/investor-centre/email-alerts/
About Jounce Therapeutics
Jounce Therapeutics, Inc. is a clinical-stage immunotherapy company dedicated to transforming the treatment of cancer by developing therapies that enable the immune system to attack tumors and provide long-lasting benefits to patients through a biomarker-driven approach. Jounce currently has multiple development stage programs ongoing while simultaneously advancing additional early-stage assets from its robust discovery engine based on its Translational Science Platform. For more information, please visit www.jouncetx.com.
No Offer or Solicitation; Further Information
This announcement is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed transaction or otherwise, nor the announcement of a forthcoming solicitation of any offer to acquire or dispose of securities or of any vote or approval, nor shall there be any sale, issuance or transfer of securities of Redx or Jounce in any jurisdiction. Any securities issued as part of the Business Combination are anticipated to be issued in reliance upon available exemptions from registration requirements of the Securities Act of 1933, as amended. The information contained in this announcement should not be construed to constitute any form of advice or recommendation, including but not limited to investment, tax, legal or other advice, and should not be relied upon as the basis for any decision or action.
The proposed transaction will be implemented solely pursuant to the terms of a Scheme Document (the “Scheme Document”) (together with a definitive proxy statement), which will contain the full terms and conditions of the proposed transaction, including details of how to vote in respect of the proposed transaction. Any decision in respect of, or other response to, the proposed transaction should be made only on the basis of the information in the Scheme Document and such definitive proxy statement.
This announcement does not constitute a prospectus or a prospectus-equivalent document.
Forward-Looking Statements
This press release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, and other securities laws. Forward-looking statements are statements that are not historical facts. Words and phrases such as “aim,” “believe,” “expected,” “forward,” “opportunities,” “plan,” “proposed,” “will” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding future events such as: the expected structure, anticipated synergies, terms, timing and closing of the proposed transaction; areas of focus of the new company and development of pipeline assets; the further clinical development of RXC007 and the anticipated timing of data with respect to RXC007 and other clinical programs; the composition of the board and management of the combined entity; any potential CVR payments from potential proceeds generated as a result of transactions on the Jounce clinical programs; expected cash and cash runway amounts; the ability of the cash runway to fund the combined entity through multiple inflection points; and the ability of the proposed transaction to create shareholder value. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond Jounce’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Such risks and uncertainties include, but are not limited to: the risk that the transaction described above is not consummated or that the benefits of the transaction are not realized; the risks inherent in the early stages of drug development and in conducting clinical trials; the outcome of the shareholder votes of Redx and of Jounce, the High Court and other closing conditions; the risk that the CVR will not result in any payments to Jounce shareholders, and factors in addition to the foregoing that may impact Jounce’s expectations that may cause Jounce’s actual results and outcomes to materially differ; and those risks and uncertainties identified in the “Risk Factors” section of Jounce's Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission (the “SEC”) on March 2, 2022, and its other subsequent filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, Jounce undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.
Centerview Partners UK LLP (“Centerview”), which is authorised and regulated in the United Kingdom by the FCA, is acting exclusively as financial adviser to Redx and no one else in connection with the Business Combination and will not be responsible to anyone other than Redx for providing the protections afforded to its clients or for providing advice in relation to the Business Combination, the contents of this Announcement or any other matters referred to in this Announcement. Neither Centerview nor any of its affiliates, nor any of Centerview’s and such affiliates’ respective members, directors, officers, controlling persons or employees owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, consequential, whether in contract, in tort, in delict, under statute or otherwise) to any person who is not a client of Centerview in connection with this Announcement, any statement contained herein, the Business Combination or otherwise.
SPARK Advisory Partners Limited (“SPARK”), which is authorised and regulated in the United Kingdom by the FCA is acting as nominated adviser to Redx and for no one else in connection with the Business Combination and other matters referred to in this Announcement and will not be responsible to anyone other than Redx for providing the protections afforded to its clients or for providing advice in relation to the Business Combination, the contents of this Announcement or any other matters referred to in this Announcement. Neither SPARK nor any of its affiliates, directors or employees owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, consequential, whether in contract, in tort, in delict, under statute or otherwise) to any person who is not a client of SPARK in connection with this Announcement, any statement contained herein, the Business Combination or otherwise.
WG Partners LLP (“WG Partners”), which is authorised and regulated in the United Kingdom by the FCA is acting as Corporate Broker to Redx and for no one else in connection with the Business Combination and other matters referred to in this Announcement and will not be responsible to anyone other than Redx for providing the protections afforded to its clients or for providing advice in relation to the Business Combination, the contents of this Announcement or any other matters referred to in this Announcement. Neither WG Partners nor any of its affiliates, members, directors or employees owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, consequential, whether in contract, in tort, in delict, under statute or otherwise) to any person who is not a client of WG Partners in connection with this Announcement, any statement contained herein, the Business Combination or otherwise.
Panmure Gordon (UK) Ltd (“Panmure Gordon”), which is authorised and regulated in the United Kingdom by the FCA, is acting exclusively as joint broker to Redx and no one else in connection with the Business Combination and will not be responsible to anyone other than Redx for providing the protections afforded to its clients nor for providing advice in relation to the Business Combination, the contents of this Announcement or any other matters referred to in this Announcement. Neither Panmure Gordon nor any of its affiliates, nor any of Panmure Gordon’s and such affiliates’ respective members, directors, officers, controlling persons or employees owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, consequential, whether in contract, in tort, in delict, under statute or otherwise) to any person who is not a client of Panmure Gordon in connection with this Announcement, any statement contained herein, the Business Combination or otherwise.
Cowen Execution Services Limited (“Cowen”), which is authorised and regulated in the United Kingdom by the FCA, is acting exclusively as financial adviser to Jounce and no one else in connection with the Business Combination and will not be responsible to anyone other than Jounce for providing the protections afforded to clients of Cowen nor for providing advice in relation to the Business Combination, the contents of this Announcement or any other matters referred to in this Announcement. Neither Cowen nor any of its affiliates, nor any of Cowen’s and such affiliates’ respective members, directors, officers, controlling persons or employees owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, consequential, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Cowen in connection with the Business Combination, this Announcement, any statement contained herein or otherwise.